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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed  pursuant to Section  16(a) of the  Securities  Exchange  Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person*

Chaudhary                           Ilyas
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   (Last)                           (First)             (Middle)

3201 Airpark Drive, Suite 201
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                                    (Street)

Santa Maria                            CA                  93455
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   (City)                           (State)              (Zip)


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2. Issuer Name and Ticker or Trading Symbol

Saba Petroleum Company-SAB

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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

2/98
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ X ]   Director                             [ X ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)

Chief Executive Officer

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7. Individual or Joint/Group Filing (Check applicable line)

   [ ] Form filed by one Reporting Person [ X] Form filed by more than one Reporting Person


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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                                                                                                               I (by Capco
Common Stock                          *               S              8,200        D      *        5,580,550       Acquisub, Inc.)
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Common Stock                          **              S              6,575        D      **       5,580,550    I (by Sedco, Inc.)
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* Refer to transactions described in Schedule A attached as page 3 of 5 ** Refer to transactions described in Schedule B attached as page 4 of 5

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    of                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Explanation of Responses:


/S/ ILYAS CHAUDHARY                                         3/10/98
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.


       Alternatively, this Form is permitted to be submitted to the Commission in electronic format at the option of the reporting person pursuant to ruke 101(b)(4) of Regulatiob S-T.

                                  Group Filing
                          Schedule A attached to Form 4

Designated Filer:                                           Ilyas Chaudhary
Issuer Name and Trading Symbol:                     Saba Petroleum Company - SAB
Statement for Month/Year:                                   February, 1998
If Amendment, Date of Original:                             n/a


               SAB - Shares Sold
     02/03/98                (300)                   6.6250

     02/05/98              (2,800)                   6.6250

     02/12/98                (800)                   6.6875

     02/27/98              (3,800)                   6.5625

     02/27/98                (500)                   6.6250

Total                      (8,200)

                                      Group Filing
                              Schedule B attached to Form 4

Designated Filer:                                           Ilyas Chaudhary
Issuer Name and Trading Symbol:                     Saba Petroleum Company - SAB
Statement for Month/Year:                                   February, 1998
If Amendment, Date of Original:                             n/a


                         SAB - Shares Sold
    02/02/98              (1,700)                   6.7500

    02/02/98                (575)                   6.8125

    02/03/98                (300)                   6.6250

    02/06/98              (3,600)                   6.7500

    02/09/98                (300)                   6.6875

    02/13/98                (100)                   6.5000

Total                     (6,575)



                                                                                                           Group Filing
                                                                                       List of Beneficial Owners attached to Form 5


Designated Filer:                   Ilyas Chaudhary
Issuer Name and Trading Symbol:     Saba Petroleum Company - SAB
Statement for Month/Year:           2/98
If Amendment, Date of Original:             n/a

                                                                                Number of Shares
                                                                                of Common Stock
Beneficial Owner                                                                of Issuer
and Description                     Ownership of Beneficial Owner               Directly Owned        Signature of Beneficial Owner

Ilyas Chaudhary                     n/a                                         1,130                  /S/__________________________
                                                                                                       Ilyas Chaudhary, Individually

Saba Energy Inc.                    50% by Ilyas Chaudhary                      0                       /S/_________________________
Privately held company              50% by Bushra Chaudhary                                                 By: Ilyas Chaudhary as
                                    (wife of Ilyas Chaudhary)                                          Saba Energy Inc.'s President
                                                                                         P.O. Box 20029, Bow Valley, Postal Outlet,
                                                                                                        Calgary, Alberta T2P 4H3

                                                                                                        /S/_________________________
                                                                                                    By:  Ilyas Chaudhary as Attorney
                                                                                                        In Fact for Bushra Chaudhary
                                                                                                    151 Toby Ln., Anaheim, CA 92807


Saba Energy Ltd.                    90% by Saba Energy, Inc.                    0                       /S/_________________________
Privately held company              10% by Ilyas Chaudhary                                                  By: Ilyas Chaudhary as
                                                                                                        Saba Energy Ltd.'s President
                                                                                          P.O. Box 20029, Bow Valley, Postal Outlet,
                                                                                                         Calgary, Alberta T2P 4H3

Capco Resources Ltd.                1,582,126 shares owned by Saba Energy Ltd.  943,000                 /S/_________________________
Public Canadian company                905,961 shares owned by Aamna Chaudhary                                By: Ilyas Chaudhary as
                                       (daughter of Ilyas Chaudhary)                              Capco Resources Ltd.'s Chairman
                                    905,961 shares owned by Faisal Chaudhary                             2236 S. Broadway, Suite K,
                                     (adult son of Ilyas Chaudhary)*                                      Santa Maria, CA  93456
                                     4,227,821 shares owned by Sedco Inc.
                                                                                                        /S/_________________________
                                                                                                    By:  Ilyas Chaudhary as Attorney
                                                                                                         In Fact for Aamna Chaudhary
                                                                                                     151 Toby Ln., Anaheim, CA 92807
Capco Aquisub Inc.                  100% by Capco Resources Ltd.                4,297,920
Privately held company                                                                                  /S/_________________________
>10% owner of Issuer                                                                                      By:  Ilyas Chaudhary, as
                                                                                                      Capco Aquisub Inc.'s President
                                                                                                         2236 S. Broadway, Suite K,
                                                                                                         Santa Maria, CA  93456
Sedco Inc.                          100% by Ilyas Chaudhary                     338,500
Privately held company                                                                                  /S/_________________________
                                                                                                            By:  Ilyas Chaudhary, as
                                                                                                              Sedco Inc.'s President
TOTAL                                                                           5,580,550                 2236 S. Broadway, Suite K,
                                                                                                              Santa Maria, CA  93456
*Mr. and Mrs. Chaudhary each disclaim beneficial interest in the shares of Capco Resources Ltd. owned by each other and in the shares held by Faisal Chadhary.
Page 5 of 5
